PRESS RELEASE
(NASDAQ: SIFI)

SAVINGS INSTITUTE BANK & TRUST COMPANY ACQUIRES NEW BRANCH IN NEW LONDON

Willimantic, Connecticut—March 6, 2008.  SI Financial Group, Inc. (NASDAQ Global Market: SIFI), parent company of Savings Institute Bank & Trust Company (“Savings Institute”), has completed its acquisition of Bank of Southeastern Connecticut’s branch office located in New London, Connecticut.  The New London branch opened on Monday, March 3rd at 15 Masonic Street, next to the post office, in the heart of New London as Savings Institute’s 22nd branch office.

“The New London location now brings the Savings Institute's unique brand of banking and convenience to five communities in the New London region,” explains Bill Anderson, Vice President, Retail Banking.  “Unique products like e.SI Rewards CheckingTM, 501 CheckingTM for Non-Profits and, in many branches, our signature LifeStyle LobbyTM are all now more accessible to customers from East Lyme to Gales Ferry.”

While the bank has long had branches in Stonington and Groton, it has over the course of the last three years opened new branches in Gales Ferry, East Lyme, Colchester and now New London. With five locations in the immediate area, Savings Institute is looking to bring an added dimension of choice to not only personal banking customers, but also commercial customers throughout southeastern Connecticut.  The Savings Institute's New London branch is pleased to retain the majority of the Bank of Southeastern Connecticut's staff.

“One of the key advantages of being a bank of our size is our ability to fill what we see as a void in the marketplace,” comments Paul Suprin, the New London branch's Commercial Loan Officer.  “With 22 branches in total, we're at a size that can provide important value to customers needing slightly larger financing…. while not being so big that decisions are delayed in bureaucratic red tape,” concludes Mr. Suprin.

SI Financial Group, Inc. is the holding company for Savings Institute Bank and Trust Company.  Established in 1842, Savings Institute Bank and Trust Company is a community-oriented financial institution headquartered in Willimantic, Connecticut.  Through its branch locations, the Bank offers a full-range of financial services to individuals, businesses and municipalities within its market area.

CONTACT:
Sandra Mitchell
Vice President / Director of Corporate Communications
Email:  investorrelations@banksi.com
(860) 456-6509